EXHIBIT 99.1

Whole Foods Market Reinstates Quarterly Cash Dividend

AUSTIN, Texas, Dec. 8, 2010 (GLOBE NEWSWIRE) -- Whole Foods Market, Inc. (Nasdaq:WFMI) today announced that its Board of Directors has approved a quarterly cash dividend of $0.10 per share. The first dividend will be payable January 20, 2011 to shareholders of record at the close of business on January 10, 2011.  This represents a quarterly payout of approximately $17 million, or $69 million on an annualized basis. Subject to capital availability and a determination that cash dividends continue to be in the best interest of the Company's shareholders, it is the intention of the Board of Directors to pay a quarterly dividend on an ongoing basis.

The Company recently announced its fourth quarter and fiscal year 2010 results. The Company's solid financial performance and capital expense discipline have resulted in a consistent generation of free cash flow and a healthy balance sheet.  For the fiscal year, the Company produced $585.3 million in cash flow from operations and invested $256.8 million in capital expenditures resulting in free cash flow of $328.5 million. At the end of the quarter and fiscal year, total cash and cash equivalents, restricted cash, and investments were $644.7 million, and total debt was $508.7 million. Subsequent to the close of the fourth quarter, the Company repaid $100 million of its term loan maturing in August 2012, leaving $390 million outstanding. In addition, the Company currently has $342.9 million available on its credit line, net of $7.1 million in outstanding letters of credit.

"The Company's favorable financial position and long-term outlook give us the confidence to reinstate our quarterly cash dividend," said John Elstrott, chairman of the board of directors of Whole Foods Market. "As a company with significant future growth opportunities, we are fortunate to have sufficient cash on hand and predictable cash flow allowing us to pay off our debt, accelerate our growth, and also return cash to our shareholders."

About Whole Foods Market

Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading natural and organic foods supermarket, and America's first national certified organic grocer. In fiscal year 2010, the Company had sales of approximately $9.0 billion and currently has 302 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs approximately 58,000 Team Members and has been ranked for 13 consecutive years as one of the "100 Best Companies to Work For" in America by Fortune magazine.

The Whole Foods Market, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6063

Forward-looking statements

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition, changes in the Company's access to available capital, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market's report on Form 10-K for the fiscal year ended September 26, 2010.  Whole Foods Market undertakes no obligation to update forward-looking statements.

CONTACT:  Whole Foods Market, Inc.
          Cindy McCann, VP of Investor Relations
          512.542.0204